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                                                                 EXHIBIT 10.23.3

January 22, 1999


[Award Holder's Name]
[Award Holder's Address]




Dear Sir:

         The Board of Directors of Irvine Apartment Communities, Inc. believes that in the event of a business combination involving IAC, continuity of effective management will be critical to the best interests of the Company and its shareholders. In order to induce you to remain in the Company's employ throughout any period of uncertainty associated with a proposed business combination, therefore, the Special Committee of the Board of Directors has adopted the measures described in this letter agreement. This letter agreement relates to your stock options and restricted stock unit and performance unit awards granted under the Company's 1993 and 1996 Long-Term Stock Incentive Plans (collectively, the "PLAN") and supplements the provisions in the Plan and in the respective Award Agreements. Capitalized terms used in this letter shall have the same meanings as in the Plan.

Stock Options:      In the event of a Transaction, as defined below, all
                    outstanding Options then held by you shall be canceled as of the date of such Transaction. For each Share underlying such Option, you will be entitled to receive the excess, if any, of (i) the amount or value per share to be received by the Company's stockholders in connection with such Transaction
                    (the "TRANSACTION PRICE") over (ii) the exercise price for such Share under the terms of the relevant Award Agreement.
                    With respect to Options that were already vested as of the date of such Transaction, such amounts will be paid to you in cash as soon as practicable following the Transaction.
                    With respect to Options that were not vested at the time of the Transaction, such amounts shall be paid to you in cash at the time such awards would otherwise have vested pursuant to the terms




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                    of the respective Award Agreements, as long as you remain
                    continuously employed by the Company until such payment date, except as described below.

Restricted Stock    In the event of a Transaction, all of your outstanding
Unit and            Restricted Stock Units and Performance Awards ("UNITS")
Performance         shall be canceled as of the date of such Transaction. For
Awards:             each such Unit, you shall be entitled to receive the
                    Transaction Price, which amount will be paid at the time such awards would otherwise have been available for vesting pursuant to the terms of the respective Award Agreements, whether or not any applicable FAD targets are in fact satisfied, as long as you remain continuously employed by the Company until such payment date, except as described below. Such amounts will bear interest from the date of the Transaction to the date of payment, payable on the last day of each calendar quarter, at the rate of 5% through February
                    29, 2000, and at 6% from March 1, 2000 until the date such Unit would have been available for vesting or if sooner, until payment for such Units is made in accordance with this agreement. Interest will be payable to you in cash as promptly as practicable following each interest payment date.

                    "TRANSACTION" shall mean the occurrence of any of the following events:

                           (i) Any "person," as such term is used in Section
                    13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (ii) During any period of two consecutive years
                    commencing on the date hereof, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in sections (i),



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                    (iii) or (iv) of this definition) whose election by the
                    Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                           (iii) The shareholders of the Company have approved a
                    merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than
                    (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) or more than 20% of the combined voting power of the Company's then outstanding securities; or

                           (iv) the shareholders of the Company have approved a
                    plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, and all other governmental approvals of such transaction have been obtained.

Acceleration of     In the event your employment is terminated involuntarily
Payment:            by the Company without Cause, as defined below, or by
                    yourself for Good Reason, as defined below, prior to the date of payment of the value of outstanding unvested Options and Units (as provided above), the payment of the value of such awards as described herein will be made as promptly as practicable, but in any event within 10 days, after the date of your termination of employment.



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                    "CAUSE" shall mean (i) your willful and continued failure
                    substantially to perform the duties of your position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination of employment by you for Good Reason), (ii) any willful act or omission by you constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) your conviction of, or plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by you not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

                    "GOOD REASON" shall mean:

                           (i) Removal from, or failure to be reappointed or
                    reelected to, your position (other than as a result of a promotion);

                           (ii) Material diminution in your position or
                    responsibilities, such as would amount effectively to a demotion;

                           (iii) Reduction in your base salary or maximum annual
                    bonus opportunity, or breach by the Company of any of the provisions of this letter agreement; or

                           (iv) Relocation of your principal workplace without
                    your consent to a location outside the general area where you are currently employed.

Legal Expenses:     In the event that it becomes necessary for you to engage
                    legal counsel to pursue a legal remedy for the Company's breach of any provision of this letter agreement, the Company will reimburse you for the fees and expenses of such counsel, when and as incurred by you, unless your claim is determined by a court or arbitrator to be without merit.



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         Please indicate your acceptance of the provisions of this letter agreement by signing and returning the duplicate of this letter to Shawn Howie. If you have any questions, please do not hesitate to contact me.

Sincerely,



William H. McFarland
Chief Executive Officer


I understand and accept the terms set forth in this letter agreement.



Signature: ___________________________      Date: ________________________



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